Exhibit B

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

$500,000.00	Issuance Date: June 19, 2015

BARFRESH FOOD GROUP INC.
 AMENDED AND RESTATED PROMISSORY NOTE

This Amended and Restated Note ("Amended Note") amends, restates and supersedes in its entirety that certain promissory note issued by Barfresh Food Group, Inc., a Delaware corporation, ("Company") on December 20, 2013 to Lazarus Investment Partners LLLP ("Holder") in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), which note was extended pursuant to Section 6 thereof (the "Original Note"). Upon execution of this Amended Note by Holder, the Original Note shall be cancelled although accrued but unpaid interest owed thereunder shall remain due to Holder until paid in full. The Original Note is one of a series of promissory notes containing substantially identical terms and conditions (except for the face amounts) issued on December 20, 2013 in the aggregate principal amount of SEVEN HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($775,000.00). All such Original Notes are referred to herein as the "Original Notes". Amended Notes in the aggregate principal amount of SEVEN HUNDRED THOUSAND ($700,000.00) are being issued only to Lazarus Investment Partners LLLP, The Delle Coste Family Trust and Sidra Pty. Ltd. This Amended Note is subject to the following terms and conditions:
FOR VALUE RECEIVED, Barfresh Food Group Inc., a Delaware corporation, ("Company"), promises to pay to the order of Lazarus Investment Partners LLLP, or its assigns (the "Holder"), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) ("Principal"), together with all accrued and unpaid interest thereon as set forth below (collectively, "Obligations") payable as follows: TWO HUNDRED FIFTY THOUSAND ($250,000.00) shall be due and payable on June 22, 2015 and the balance of the Obligations shall be due and payable on September 20, 2015 ("Maturity Date"), when this Amended Note will be due and payable in full.  Accrued but unpaid interest owed under the Original Note shall be paid to Holder on June 22, 2015.
1.            Interest. Unless provided otherwise hereunder, interest will accrue from the Issuance Date of this Amended Note (the "Closing Date") on the unpaid principal amount at a rate equal to 10% per annum, until all Obligations under this Amended Note are paid in full. In the event of default, default period interest will accrue at 12% per annum.

2.            Payment. All payments shall be made in lawful money of the United States of America at such place as Holder hereof may from time to time designate in writing to the Company. Payments will be credited first to the accrued but unpaid interest and the remainder applied to principal. The Company agrees it will make all payments (including prepayments) on this Amended Note and the Amended Notes with The Delle Coste Family Trust and Sidra Pty. Ltd. on a pro rata basis so that the payment on each Note is the same percentage of the total payments made on all Notes as the indebtedness under each Note is of the total indebtedness under all Notes.  In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the Holders of the other Notes.  Prepayment of this Amended Note prior to its maturity is permitted in whole or in part, but all accrued and unpaid interest must be paid at the time of prepayment and all of the Amended Notes must be prepaid on a pro rata basis.

3.            Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(a)            Default in the payment of the principal or unpaid accrued interest of this Amended Note when due and payable;

(b)            The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c)            If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d)            Any declared default of the Company under any other indebtedness that gives the holder thereof the right to accelerate such other indebtedness;

(e)            The Company fails to cure any material breach of its other covenants, agreements, or obligations hereunder, or under the warrants, extension warrants (collectively "Warrants") or registration rights agreement ("RRA") issued in connection with the Original Note within 10 days after written notice by the Holder to the Company specifying such breach; or

(f)            A material breach of any representation or warranty made by the Company in this Amended Note, the Warrants or the RRA.

4.        Transfer; Successors and Assigns. The terms and conditions of this Amended Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Amended Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for the Amended Note under the Securities Act of 1933 ("Securities Act"), or (b) an opinion of counsel to the Holder (if requested by the Company), in a form reasonably acceptable to the Company, that registration is not required under the Securities Act or (ii) unless sold or eligible to be sold pursuant to Rule 144 or Rule 144a under the Securities Act. Notwithstanding the foregoing, this Amended Note may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Amended Note. In addition, this Amended Note may not be transferred unless the transferee enters into a written agreement in form and substance acceptable to the Company pursuant to which the transferee agrees to be bound by all of the provisions of this Amended Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company's Obligations are due only to the registered Holder of this Amended Note.

5.         Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient. The mailing and email addresses and facsimile numbers for such communications shall be as set forth in the RRA.

6.        Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and agrees to and with the Holder as follows:

(a)            Until the date on which the Holder shall have sold all of the Registrable Securities (as defined in the RRA), the Company shall use its reasonable best efforts to timely file all reports required to be filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, and the Company shall not terminate its status as an issuer required to file reports under the Securities Exchange Act of 1934.

(b)            On or before the fourth (4th) Business Day after the Issuance Date of this Amended Note, the Company shall file a Current Report on Form 8-K describing all the material terms of the Amended Note.

(c)            The Company represents and warrants that no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, any of its subsidiaries or their respective businesses, properties, prospects, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission relating to the issue and sale by the Company of its common stock and which has not already been publically announced in a current report or disclosed in a current, quarterly or annual report filed by the Company with the Securities and Exchange Commission.

7.            Amendments and Waivers. Any terms of the Amended Note may be amended, modified or waived with, the written consent of the Company and the Holders of more than 50% ("Majority Holders") of the total face amount of the Notes; provided, however, that no such waiver, amendment or modification will reduce the aforesaid percentage in interest of the Notes the Holders of which are required to consent to any waiver, amendment or modification; provided, further, that in the event that such waiver, amendment or modification adversely affects the rights or obligations of a Holder in a different manner than the other Holders, such waiver, amendment or modification shall also require the written consent of such differently affected Holder. Any amendment or waiver effected in accordance with this Section will be binding upon the Company, the Holders and each transferee of the Amended Notes.

8.            Governing Law. This Amended Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

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 IN WITNESS WHEREOF,  the Company has caused this Amended Note to be issued as of the Issuance Date and Holder agrees to the terms and conditions of this Amended Note and the cancellation of the Original Note.
COMPANY:

Barfresh Food Group Inc., a Delaware corporation

By:  /Joseph S. Tesoriero
Name:  Joseph S. Tesoriero
Its:  Chief Financial Officer

AGREED AND ACCEPTED BY HOLDER:

Lazarus Investment Partners LLLP

By:  /s/ Justin B. Borus
Name:  Justin B. Borus
Its:  Manager of General Partner

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